SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  /X/

Filed by a Party Other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12.

                  Modine Manufacturing Company
         -----------------------------------------------
         (Name of Registrant as Specified In Its Charter

                         Not Applicable
         -----------------------------------------------
          (Name of Person(s) Filing Proxy Statement if
                   other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11

     1) Title of each class of securities to which transaction applies:

                         Not Applicable
           ----------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

                         Not Applicable
          ------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                         Not Applicable
          ------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

                         Not Applicable
          ------------------------------------------------------

     5)   Total fee paid:

                         Not Applicable
          -------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as proved by Exchange Act Rule 0-11(a)(2) and identify the filing for
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     previous filing by registration statement number, or the
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          -------------------------------------------------------

     4)   Date Filed:

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          -------------------------------------------------------
                                        notice

                                        of meeting

                                        and proxy

                                        statement



                                        annual meeting
                              1999
                                        of shareholders






                                        M O D I N E

----------------------------------------------------------------------------

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

----------------------------------------------------------------------------

               Date:     Wednesday, July 21, 1999
               Time:     9:30 a.m.
               Place:    1500 DeKoven Ave.
                         Racine, WI  53403
          Record Date:   May 28, 1999


     Matters to be voted on:

     1.   Election of three directors;
     2.   Re-approval of the 1994 Incentive Compensation Plan; and
     3. Any other matters properly brought before the shareholders at the meeting.



                              By orders of the Board of Directors,

                                 W. E. PAVLICK
                              W. E. PAVLICK, Secretary

     June 10, 1999

                               Contents

                                                              Page
                                                              ----
               General Information About Voting                 2
               Proposal No. 1: Election of Directors            3
               Proposal No. 2: Re-approval of 1994
                 Incentive Compensation Plan                   17



                            PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of Common Stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This proxy statement was first mailed to shareholders on June 10, 1999.

PROXY STATEMENT

Annual Shareholders' Meeting of Modine Manufacturing Company--1999
-----------------------------------------------------------------------

GENERAL INFORMATION ABOUT VOTING

Who can vote?
------------

     You can vote your shares of common stock if our records show that you owned the shares on May 28, 1999. A total of 29,528,785 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The holders of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?
----------------------

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the three director nominees and for the re-approval of the 1994 Incentive Compensation Plan.

What if other matters come up at the annual meeting?
---------------------------------------------------

     The matters described in this proxy statement are the only matters
we know will be voted on at the annual meeting.   If other matters are
properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?
-------------------------------------------------

     Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing
--------------------------------------------------------------------
the proxy card?
--------------

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?
---------------------------------------------------

     If your shares are held in the name of your broker, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?
---------------------

     We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

     If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Who pays for this proxy solicitation?
------------------------------------

     We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.


1.  ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten members.

     Stuart W. Tisdale is retiring from the Board and is not a nominee for election in 1999.

     By Board of Directors' action in March, 1999, effective as of July 21, 1999, the authorized number of directors will be fixed at nine. The Restated By-Laws of the Company, as amended in March, 1999, effective as of July 21, 1999, will classify the Board of Directors into three classes: one class consisting of two directors; one class consisting of four directors; and one class consisting of three directors; with each class of directors serving three-year terms of office. Each class of directors is staggered so that each expires in succeeding years.

     This year the terms of Vincent L. Martin, Richard T. Savage, and Marsha C. Williams (who was elected for the first time to the Board of Directors in January 1999) expire at the 1999 Annual Meeting of Shareholders. Mr. Martin and Ms. Williams have been nominated for a new three-year term expiring at the Annual Meeting in 2002. Mr. Savage has requested that he serve as a board member only one more year.

     While it is not anticipated that any of the nominees will be unable to take office, if such is the case, proxies will be voted in favor of such other person or persons as the Board of Directors may propose to fill the three directorships. In accordance with the Restated By-Laws, a director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Vacancies may be filled by the remaining directors.

     The nominees for the Board of Directors, the directors whose terms will continue, their ages, other directorships, and their tenure and expiration dates of their terms are set forth as follows:

Nominees to be Elected
----------------------

     VINCENT L. MARTIN                            Director since 1992

     Mr. Martin, 59, is Chairman, Chief Executive Officer (through
     June 30, 1999), and a director of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin. He is also a director of Crane Manufacturing & Service. Term to expire in 2002.


     MARSHA C. WILLIAMS                      Director since 1999

     Ms. Williams, 49, is Chief Administrative Officer of Crate & Barrel, a privately held retailer of home furnishings and accessories headquartered in Northbrook, Illinois. Previously, Ms. Williams had been Vice President and Treasurer of Amoco Corporation and Carson Pirie Scott & Company, and Vice President of The First National Bank of Chicago. Term to expire in 2002.


     RICHARD T. SAVAGE                       Director since 1989

     Mr. Savage, 60, is Chairman of the Board of the Company. Prior to April 1, 1998, Mr. Savage was Chairman and Chief Executive Officer of the Company. He is also a director of Twin Disc, Inc. Term to expire in 2000.

Directors Continuing in Service
-------------------------------


     DONALD R. JOHNSON                       Director since 1997

     Mr. Johnson, 57, is President and Chief Executive Officer of the Company. He is also a director of Grede Foundries, Inc. and the M&I Bank of Racine. Term to expire in 2001.


     GARY L. NEALE                           Director since 1977

     Mr. Neale, 59, is Chairman, President, Chief Executive Officer, and a director of NiSource, Inc., Hammond, Indiana, a holding company for gas and electric utilities and other energy-related subsidiaries. He is also a director of Chicago Bridge & Iron. Term to expire in 2001.


     RICHARD J. DOYLE                             Director since 1987

     Mr. Doyle, 67, is retired. Prior to April 30, 1998, he was Chief Executive Officer and a director of three private electrical contracting corporations. Prior to January 1, 1989, Mr. Doyle was a Vice President of Borg-Warner Corporation, Chicago, Illinois, a diversified manufacturing and services company, and President and

     Chief Executive Officer of Borg-Warner Automotive, Inc., Troy, Michigan, a subsidiary of Borg-Warner Corporation. Term to expire in 2001.


     FRANK W. JONES                          Director since 1982

     Mr. Jones, 59, is an independent management consultant, Tucson, Arizona. He is also a director of Jason Incorporated, D. T. Industries, Inc., Ingersoll Milling Machine Co., Star Cutter Co., Gardner Publications, Inc., and General Tool Co. Term to expire in 2000.


     DENNIS J. KUESTER                            Director since 1993

     Mr. Kuester, 57, is President of Marshall & Ilsley Corporation and of M&I Marshall & Ilsley Bank, and Chairman of M&I Data Services, Inc., a Milwaukee, Wisconsin, bank holding company, bank, and banking services company, respectively. He is also a director of M&I Data Services, Inc., M&I Marshall & Ilsley Bank, Marshall & Ilsley Corporation, Super Steel Products Corp., TYME Corporation, and Krueger International. Term to expire in 2000.


     MICHAEL T. YONKER                       Director since 1993

     Mr. Yonker, 56, is retired.  Prior to June 15, 1998, he was
     President and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of material handling equipment. He is also a director of Woodward Governor Company. Term to expire in 2000.


PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS

Principal Shareholders
----------------------

     The following table shows the number of shares of common stock beneficially owned by each person who we know beneficially owns more than 5% of the common stock.

 Title       Name and Address of            Amount and Nature of      Percent
of Class     Beneficial Ownership           Beneficial Ownership      of Class
--------  ----------------------------  ----------------------------  --------
Common    Administrative Committee of   5,004,868**  Power to vote     16.95%
          Modine Contributory Employee               Plans' stock
          Stock Ownership & Investment               not voted by
          Plans, 1500 DeKoven Avenue,                employees
          Racine, Wisconsin 53403-2552               owning it
          Members:  A. D. Reid, R. L.
          Hetrick and D. R. Zakos*

Common    Gabelli Funds, Inc. and       4,932,220*** Sole or shared    16.71%
               affiliates                            voting and/or
          One Corporate Center                       power to dispose
          Rye, New York 10580-1434                   of stock
------------------------------------------------------------------------------

   * M&I Marshall and Ilsley Trust Company is trustee and holder of record of the Modine Contributory Employee Stock Ownership and Investment Plans, Employees Retirement Trusts and 401(k) Retirement Plans stock, and is the escrow agent for participants stock under the 1994 through 1998 Stock Award Plans. The Marshall
          & Ilsley Trust Company, as custodian, may be viewed as having voting or dispositive authority in certain situations pursuant to Department of Labor regulations or interpretations or federal case law. Pursuant to SEC Rule 13d-4, inclusion of such shares in this statement shall not be construed as an admission that the Reporting Person or its subsidiaries are, for purposes of Sections 13(d) or 13(g) of the Act, the beneficial owners of such securities.
          D. J. Kuester is president of Marshall & Ilsley Corporation and of M&I Marshall & Ilsley Bank. M&I Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by these plans and trusts.

   **     As of March 31, 1999.

   *** Based on a Schedule 13D dated April 15, 1999, by Gabelli Funds, Inc. and affiliates.

     We know of no other person or group which is a beneficial owner of five percent (5%) or more of the Company's common stock.


Securities Owned by Management
------------------------------

     The following table shows the number of shares of common stock beneficially owned as of March 31, 1999 by:

     -    each director;
     - each executive officer named in the Summary Compensation Table on page 9; and
     -    the directors and executive officers as a group.

 Title              Name of           Amount and Nature of       Percent
of Class        Beneficial Owner      Beneficial Ownership       of Class
--------        ----------------      --------------------       --------
Common          R. J. Doyle*             52,000(a)                  **

Common          F. W. Jones*             86,050(a)                  **

Common          D. J. Kuester*           36,000(b)                  **

Common          V. L. Martin*            37,200(c)                  **

Common          G. L. Neale*             63,917(a)                  **

Common          S. W. Tisdale*           42,604(a)                  **

Common          M. C. Williams*           5,000(a)                  **

Common          M. T. Yonker*            37,000(a)                  **

Common          R. T. Savage            315,835(d)                1.07%

Common          D. R. Johnson           266,401(d)                  **

Common          V. S. Frangopoulos      304,690(d)                1.03%

Common          M. G. Baker             244,835(d)                  **

Common          D. B. Rayburn           132,863(d)                  **

Common          L. D. Howard            234,520(d)                  **

Common          All executive
                officers and
                directors as a
                group (25 persons)    2,726,743(e)                9.24%

      * Non-employee directors have the right to acquire additional shares of common stock (not listed in the above table) through the exercise of options automatically granted upon re-election pursuant to the 1994 Stock Option Plan for Non-Employee Directors discussed on page 8.

     **   Denotes less than one percent of shares outstanding.

(a) The 52,000 shares listed for Mr. Doyle include options to acquire 45,000 shares; the 86,050 shares listed for Mr. Jones include options to acquire 45,000 shares; the 63,917 shares listed for Mr. Neale include options to acquire 45,000 shares; the 42,604 shares listed for Mr. Tisdale include options to acquire 30,000 shares; the 5,000 shares listed for Ms. Williams include options to acquire 5,000 shares and the 37,000 shares listed for Mr. Yonker include options to acquire 35,000 shares.

(b) The 36,000 shares listed for Mr. Kuester exclude shares held of record by M&I Marshall & Ilsley Bank. See footnote to the Five Percent Stock Ownership table. This number includes options to acquire 35,000 shares.

(c) The 37,200 shares listed for Mr. Martin include options to acquire 35,000 shares and include 200 shares held in trusts for his children with Mr. Martin as trustee.

(d) The 315,835 shares listed for Mr. Savage include options to acquire 139,126 shares; the 266,401 shares listed for Mr. Johnson include 2,288 shares held by Mr. Johnson's wife, options to acquire 175,000 shares, and 23,200 restricted shares awarded to Mr. Johnson; the 304,690 shares listed for Mr. Frangopoulos include options to acquire 101,166 shares, and 11,600 restricted shares awarded to Mr. Frangopoulos; the 244,835 shares listed for Mr. Baker include options to acquire 137,024 shares, and 10,340 restricted shares awarded to Mr. Baker; the 132,863 shares listed for Mr. Rayburn include options to acquire 106,375 shares, and 13,240 restricted shares awarded to Mr. Rayburn; the 234,520 shares listed for Mr. Howard include options to acquire 118,000 shares, and 14,100 restricted shares ward to Mr. Howard.

     All awards listed are pursuant to the 1994 through 1998 Stock Award Plan grants but subject to restrictions that lapse annually in fifths over a period commencing at the end of the second year from the date of grant.

(e) This number includes 867,829 shares held by officers (other than the five named executive officers) as a group (11 persons) and includes options to acquire 445,550 shares, and 11,040 shares awarded pursuant to the 1994 through 1998 Stock Award Plan grants but subject to restrictions that lapse annually in fifths over a period commencing at the end of the second year from the date of grant.

     Approximately forty-four percent (44%) of all outstanding shares are owned or controlled by or for directors, officers, employees, retired employees, and their families.


BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Board of Directors held eight regular meetings during the fiscal year. An additional eight meetings were held by standing Committees of the board. the following chart described the function and membership of each committee and the number of times it met in 1998-1999:

     Audit Committee - 3 meetings

Function
--------

     -    recommends engagement of auditors;
     -    meets with independent auditors to:
          -    discuss plan and scope of audit;
          -    review results of audit;
     -    evaluates internal audit procedures and accounting controls;
     -    approves budget for non-audit services;
     -    reviews and approves audit and non-audit fees.

Members
-------

     R. J. Doyle, Chair
     F. W. Jones
     V. L. Martin
     G. L. Neale
     S. W. Tisdale


     Officer Nomination and Compensation Committee - 3 meetings

Function
--------

     -    reviews candidates for positions as Company officers;
     -    makes recommendations to Board on candidates;
     -    makes recommendations to Board on compensation for officers;
     -    administers the 1985 Incentive Stock Plan;
     -    administers the 1994 Incentive Compensation Plan.

Members
-------

     G. L. Neale, Chair
     D. J. Kuester
     V. L. Martin
     S. W. Tisdale
     M. T. Yonker


     Pension Committee - 2 meetings

Function
--------

     -    provides oversight for pension trust investments.

Members
-------

     F. W. Jones, Chair
     R. J. Doyle
     D. J. Kuester
     M. T. Yonker

     The Board of Directors does not have a committee that nominates directors since nomination and review of director candidates is a function of the full Board. In addition, shareholders who wish to nominate candidates for election to the Board may do so.

     Generally, if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting, or make a nomination for the election of directors at a special meeting of shareholders, the Company must receive written notice of such intention. The deadline for shareholder nominations for directors and proposals at the 1999 Annual Meeting of Shareholders was February 6, 1999.

Compensation of Directors
-------------------------

     Directors of the Company who are not employees were paid a retainer fee of $6,000 per quarter. In addition, directors received a fee of $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended with the Chairman of the Audit Committee eligible for a fee of $2,000. Commencing April 1, 1998, in lieu of all other Board compensation, the Chairman of the Board receives a retainer fee of $12,000 per quarter. Directors who are officers do not receive any fees in addition to their remuneration as officers. The Company also reimburses its directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings, and it provides each director with travel-accident and director and officer liability insurance.

     Directors of the Company who are not employees are eligible to participate in the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") which is authorized to grant non-qualified stock options through July 20, 2004, on up to 500,000 shares of the Company's common stock. These options are granted at one hundred percent of the fair market value on the date of the grant and will expire no later than ten years after the date they are granted and will terminate no later than three years after termination of director status for any reason other than death. Within 30 days after election or re-election to the Board, each director so elected or re-elected is automatically granted an option for that number of shares equal to the multiple of 5,000 and the number of years in the term to which such director has been so elected or re-elected. The Directors' Plan may be administered by the Board or by a committee of two or more directors of the Company if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board or any such committee shall have no authority to administer the Directors' Plan with respect to the selection of participants under the plan or the timing, pricing, or amounts of any grants.

     The Board of Directors has adopted the Modine Manufacturing Company Director Emeritus Retirement Plan (the "Director Emeritus Retirement Plan") whereby any person (employee or non-employee) who is or becomes a director of Modine on or after April 1, 1992, and who retires from the Board will be paid a retirement benefit equal to the annualized rate at which directors are being paid for their services to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) as in effect at the time such director ceases his service as a director. The retirement benefit will continue until the period of time the retirement benefit paid equals the period of time of the director's Board services. If a director dies before or after retirement, his or her spouse or other beneficiary will receive the applicable retirement benefit. In the event of a change in control (as defined in the Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments which would otherwise be payable under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director directly or indirectly competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.


EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

     The following table sets forth compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at March 31, 1999 for services rendered to the Company and its subsidiaries during fiscal 1998-1999. Also included is salary, bonus, restricted common stock awards, and stock option information for fiscal years ended March 31, 1998, and March 31, 1997.

                      SUMMARY COMPENSATION TABLE
                                                             Annual Compensation (1)           Long-Term Compensation
                                                             -----------------------    ---------------------------------
                                                                                        Restricted    Stock     All Other
  Year            Name                 Principal Position      Salary      Bonus         Stock(2)   Options(3)   Comp.(4)
-------------------------------------------------------------------------------------------------------------------------
1998/99     D. R. Johnson         President and Chief         $452,500   $321,275        $      0    30,000       $34,734
1997/98                              Executive Officer         326,250    219,240         254,531    30,000        24,160
1996/97                           President and Chief          282,500    174,020         252,500    25,000        20,969
                                     Operating Officer

1998/99     D. B. Rayburn         Executive Vice President,   $262,000   $155,017        $      0    20,000       $20,100
1997/98                              Original Equipment        205,000    120,540         152,719    15,000        15,277
1996/97                           Group Vice President,        192,500    103,758         126,250    15,000        14,370
                                     Highway Products

1998/99     M. G. Baker           Group Vice President,       $237,500   $118,037        $      0    15,000       $18,299
1997/98                              Distributed Products      200,500    117,894         101,813    15,000        14,955
1996/97                                                        192,500    103,758         101,000    15,000        14,392

1998/99     L. D. Howard          Group Vice President,       $237,000   $117,789        $      0    15,000       $18,260
1997/98                              Europe                    200,000    114,800         135,760    15,000        14,895
1996/97                                                        185,000     99,715         151,500    15,000        13,802

1998/99     V. S. Frangopoulos    Group Vice President,       $225,000   $111,825        $      0    10,000       $17,405
1997/98                              Off-Highway Products      210,000    123,480         101,813    15,000        15,664
1996/97                                                        202,000    124,432         101,000    15,000        15,128

(1) Excludes "Other Annual Compensation" under Securities and Exchange Commission regulations since such does not exceed the lesser of $50,000 or 10% of each individual's combined salary and bonus.

(2) The total number of restricted shares and the aggregate market value at March 31, 1999, were: Mr. Johnson - 23,200 shares valued at $651,050; Mr. Rayburn - 13,240 shares valued at $371,548; Mr. Baker - 10,340 shares valued at $290,166; Mr. Howard - 14,100 shares valued at $395,681; and Mr. Frangopoulos - 11,600 shares valued at $325,505. Dividends are paid on the restricted shares at the same time and the same rate as dividends paid to shareholders of unrestricted shares. Aggregate market value is based on a fair market value of $28.0625 at March 31, 1999.

      Restricted stock is awarded to an employee at no cost and placed in escrow until the beginning of the third, fourth, fifth, sixth, and seventh years, respectively, at which time one-fifth of the shares are released to the employee. For fiscal 1998-1999, restricted stock awards contained an incentive component so that awards are made contingent on meeting specified performance targets. In the event of retirement, the shares may, if authorized by the Officer Nomination and Compensation Committee of the Board, be released at an earlier date. In the event of a change-in-control, the share restrictions will lapse.

(3) The 1994 Incentive Compensation Plan authorized the Officer Nomination and Compensation Committee of the Board to grant stock options (incentive stock options and non-qualified stock options) and other stock-based rights through July 20, 2004, on up to 3,000,000 shares of the Company's common stock. Incentive stock options and non-qualified stock options granted are at one hundred percent of the fair market value on the date of the grant and will expire no later than ten years after the date of the grant. Grants pursuant to the Plan may be made to such officers or certain other employees as shall be determined by the Committee.

      Upon the exercise of the option, the optionee may pay the purchase price in cash, stock, optioned stock, or a combination thereof.
      The optionee may also satisfy any tax withholding obligation by using optioned stock. In the event of a sale, merger, consolidation, or other specified transaction involving the Company, the optionee will have the right to receive (regardless of whether or to what extent the option would then have been exercisable) the difference between the exercise price and the fair market value of the stock.

(4) Includes employer matching contributions to the Company Tax Saver (401(k)) Plan, Stock Purchase Plan, Executive Supplemental Stock Plan, and since January 1, 1999, the Modine 401(k) Retirement Plan and the Modine Non-Qualified Deferred Compensation Plan. The Company has a program (the Executive Supplemental Stock Plan and, after January 1, 1999, the Modine Non-Qualified Deferred Compensation Plan) to pay, out of general assets, an amount substantially equal to the difference between the amount that would have been allocated to a participant's account as Company matching contributions, in the absence of legislation limiting such allocations, and the amount actually allocated under the plans. Payment of this amount and appreciation thereon is deferred until termination of service or retirement. Because the Company's contributions to the Executive Supplemental Retirement Plan and the Modine Non-Qualified Deferred Compensation Plan are actuarially based and are not allocated to the individual named executive officers' accounts until retirement, such contributions are not readily ascertainable and are not included in this column. See page 15 herein regarding the Pension Plan Table for additional information.


Officer Nomination and Compensation Committee Report on Executive
-----------------------------------------------------------------
Compensation
------------

   The Officer Nomination and Compensation Committee has provided the following report on Executive Compensation:

   Compensation Philosophy
   -----------------------

   The Company's executive compensation philosophy is designed to address the needs of the Company, its executives, and its shareholders.

   The specific factors underlying the Committee's decision with respect to compensation for each of the named executives for the last fiscal year are two-fold:

   1. The first factor is the ability to accomplish the Company's goal of preserving and enhancing the shareholders' investment over the long-term without bearing undue risk in the process. The Committee recognizes that there will be short-term fluctuations in the Company's business and is of the opinion that incentive compensation should be based primarily upon attainment of the Company's goals over a longer period of time. It is the Committee's intention to compensate its executive officers appropriately for superior performance; however, inherent in attaining the Company's goal is the premise that shareholder assets will not be wasted by the payment of excessive compensation.

   2. The second factor underlying the Committee's compensation decision is that achieving the foregoing Company goals can only be accomplished by the retention of competent, highly skilled people. Accordingly, the design of the compensation package must include sufficient tools to assure retention of key individuals.

   Numerous other criteria are considered in the compensation decision, including high ethical standards, concern for employees, regard for the environment, and commitment to the highest levels of product quality and customer service. Each of these criteria is an intrinsic part of attaining the Company's long-term goals.


   Total Annual Compensation
   -------------------------

   The Company's executive compensation program is composed of an annual cash component, consisting of salary and a bonus based on the financial performance of the Company, and a long-term incentive component, currently consisting of stock awards and stock options.

   For fiscal 1998-99, the Company continued to use a formula bonus program that does not commence payout until a pre-tax return of 15 percent on shareholders' investment is earned. Thereafter, Company executives can earn a cash bonus that increases at a linear rate with Company earnings and is proportional with the executive's level of management responsibility, including the Chief Executive Officer ("CEO"), who could earn a cash bonus of up to 120% of his base salary

(the maximum payout under the program) in fiscal 1998-99. All other incentive awards are calculated as a job-slotted percentage of the CEO's percent of earned award. By so doing, the entire management team shares the risks and rewards of overall Company performance.

   For fiscal 1998-99, the Committee determined that several changes were appropriate, including base pay adjustments for certain named executive officers to industry medians, and the introduction of an incentive feature for the restricted stock awards so that such awards are made contingent upon earnings per share growth and sales growth in the fiscal year over the prior fiscal year.


   Long-Term Compensation
   ----------------------

   To further align the Company executives' interests with those of the shareholder, the Compensation Committee utilizes long-term stock based incentives in the form of stock options and stock awards. Individual stock option grants are determined based on a subjective assessment of individual performance, contribution, and potential. In fiscal 1998-99 revised individual stock awards were provided to the named executives and certain other officers. The Committee may consider previous stock option and stock award grants when determining annual stock option and stock award grants under these programs.

   The stock options currently granted are at market value and are exercisable within ten years of date of grant. The options may be rescinded at any time up until two years after exercise should the individual be terminated for cause, compete in any way against the Company, not fully comply with applicable laws and government regulations, fail to maintain high ethical standards, or breach the Company's policies such as Guidelines for Business Conduct, Antitrust Compliance, or confidentiality of proprietary technology and information.

   For the plan prior to 1998/99, stock awards are grants of Company stock to a limited number of top executives as indicated above, at no cost. These awards vest only at the rate of 20 percent per year commencing at the end of the second year after grant, acting thereby as both a retention tool and involving the executive in a longer-term stake in the Company. Stock awards not previously vested are terminated should the executive cease to be employed by the Company for any reason other than retirement or a takeover.

   Beginning with the 1998-99 fiscal year, stock awards were provided on the basis of meeting specified targets and will vest 20 percent per year commencing at the end of the first year. Achievement is measured based on the fiscal year's performance of specified percentages of sales growth and earnings per share growth over the prior year's results. The sales growth and earnings per share growth achievements are calculated separately and carry equal weight. Target achievement for each element will earn half of the target awards so that full target awards are earned if both goals are achieved. Each element has a minimum, target, and maximum goal.

   For the 1998-99 fiscal year, the determination of the CEO's target shares was based on compensation data used to determine the CEO's base pay. The target stock award is set at the stock equivalent of a designated percentage (50% in 1998-99) of the CEO comparator group base pay. This amount is then divided by the stock price and rounded up to the nearest 500 share equivalent.

   At minimum achievement of the goal, the plan pays 50% of the target awards for that goal. At maximum achievement, the plan will pay 150% of the target awards for that goal. Participants other than the CEO receive awards based on a specified percentage of the CEO's awards. While the Company achieved record sales and earnings for the 1998-99 fiscal year, the sales and earnings growth did not reach minimum achievement of the goals, and accordingly, no restricted stock was awarded. A similar stock award program has been set for fiscal year 1999-2000.

   Consequently, each of the named executive officers is compensated over the long-term, through both the stock option and stock award programs as the Company sales and earnings per share and the Company stock price increases, which will also benefit the shareholders.


   Chief Executive Officer Compensation
   ------------------------------------

   The Committee recognizes that effective management of the Company is a team effort, led by the CEO. The CEO and the named officers must possess the difficult-to-define qualities of leadership, ability to instill confidence in their actions, and the ability to inspire others to even greater effort. These qualities can only be determined through observation over a longer period of time and through the ultimate results attained. Accordingly, the CEO's and senior executive officers' team compensation decisions were not based solely on fiscal 1998-99 annual financial results but were based on the compensation policies referenced above and on the Company's favorable return on shareholders' investment over the longer term and on the Committee's subjective assessment of the performance of the management team.


   Other Executive Officer Compensation
   ------------------------------------

   Since, as stated above, we believe that corporate management is a team effort, we also believe that it is appropriate for the CEO to select his team members and make a substantial contribution to the compensation decision for each of such team members. Accordingly, upon detailed consultation with the CEO, assessment of the experience, capabilities, and performance of each of the named executives toward attaining Company goals, and the policies and plans referenced above, compensation decisions were made. As a background for such decisions, the Compensation Committee reviewed several major compensation consultant data bases with respect to compensation. The compensation consultant data bases are large data bases of industrial companies which the Committee believes appropriately reflect the broad labor market for Modine executives. Within a range of acceptable total compensation for each individual, compensation is determined as described above.

   Compliance with Internal Revenue Code Section 162(m)
   ----------------------------------------------------

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over one million dollars paid to the Company's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure its executive-compensation packages to meet these requirements.

     Compensation Committee Interlocks and Insider Participation
     -----------------------------------------------------------

     None of the Committee members is or has been a Company officer or employee. No Company executive officer currently serves on the compensation committee or any similar committee of another public company.

          G. L. Neale, Chair                 S. W. Tisdale
          D. J. Kuester                      M. T. Yonker
          V. L. Martin



Performance Graph
-----------------

     The following graph shows the cumulative total stockholder return on the Company's common stock over the last five fiscal years as compared with the returns of the Standard & Poor's 500 Stock Index and the NASDAQ Industrials Stock Index (non-financial index). The NASDAQ Industrials Stock Index consists of approximately 3,000 industrial companies (including Modine), and includes a broad range of manufacturers. The Company believes, because of the diversity of its business, that comparison with this broader index is appropriate. The graph assumes $100 was invested on March 31, 1994, in the Company's common stock, the S&P 500 Stock Index, and the NASDAQ Industrials Stock Index and assumes reinvestment of dividends.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Measurement Period
(Fiscal Year Covered)              Modine         NASDAQ         S&P 500
------------------------         ---------      ------------   -----------

Measurement Pt. 4/1/94              100            100              100

FYE 95                              133            110              116
FYE 96                              107            148              153
FYE 97                              102            160              184
FYE 98                              147            239              272
FYE 99                              122            332              323

Options Granted
---------------

     The following table sets forth information about stock option grants during the last fiscal year for the five executive officers named in the Summary Compensation Table.


                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                                Potential Realizable
                                                                               Value at Assumed Annual
                                                                             Rates of Stock Appreciation -
                              Individual Grants                         Appreciation for Option Term(1)(2)(3)
                   -----------------------------------------------      -------------------------------------
                   % of Total
                    Options
                    Options    Granted to   Exercise   Expiration
     Name           Granted    Employees     Price        Date          0%         5%               10%
-----------------  ----------  ----------   --------   ----------       --    ------------    ---------------

D. R. Johnson        30,000      10.42%     $33.25     1/20/2009        $0    $    628,425    $    1,586,025

D. B. Rayburn        20,000       6.94%     $33.25     1/20/2009        $0         418,950         1,057,350

M. G. Baker          15,000       5.21%     $33.25     1/20/2009        $0         314,213           793,013

L. D. Howard         15,000       5.21%     $33.25     1/20/2009        $0         314,213           793,013

V. S. Frangopoulos   10,000       3.47%     $33.25     1/20/2009        $0         209,475           528,675

All Optionees       288,000        100%     $33.25     1/20/2009        $0       6,032,880        15,225,840

All Shareholders        N/A         N/A        N/A           N/A        $0    $618,307,965    $1,560,491,531

(1) All options granted are immediately exercisable. Holders may use shares previously owned or received upon exercise of options to exercise options. The Company may accept shares to cover withholding or other employee taxes.

(2) The dollar amounts under these columns are the result of calculations at zero percent and at the five-percent and ten-percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) No gain to the optionee is possible without stock price appreciation, which will benefit all shareholders commensurately.
      A zero percent gain in stock price appreciation will result in zero dollars for the optionee.


Option Exercises and Fiscal Year-End Values
-------------------------------------------

     The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning the number of option exercises and value of options outstanding at the end of the last fiscal year.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END OPTION VALUES

                                                                            Total Value of
                                                    Total Number              Unexercised
                      Number of                    of Unexercised            In-the-Money
                       Shares                         Options Held          Options Held at
                     Acquired on      Value      at Fiscal Year End (1)   Fiscal Year End (1)
   Name               Exercise       Realized       Exercisable (2)         Exercisable (2)
------------------   -----------   -----------   ----------------------   -------------------
D. R. Johnson                0      $        0          175,000                 $458,250

D. B. Rayburn                0      $        0          106,375                 $346,961

M. G. Baker             16,674      $  442,404          137,024                 $945,929

L. D. Howard                 0      $        0          118,000                 $643,750

V. S. Frangopoulos      41,960      $1,031,648          101,166                 $288,751

(1)   All options granted are immediately exercisable.

(2) Granted at fair market value on the date of Grant. Total value of outstanding options is based on a fair market value of Company stock of $28.0625 as of March 31, 1999.


Pension Plan Table
------------------

     The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under the Company's defined pension plan at the indicated remuneration levels (average of five years' earnings).

----------------------------------------------------------------------------
Average Annual                 Representative Years of Service
   Earnings         15 Years    20 Years    25 Years    30 Years    35 Years
--------------     ---------   ---------   ---------   ---------   ---------
$ 125,000          $  29,051   $  38,734   $  48,418   $  58,101   $  67,785
  200,000             47,894      63,859      79,824      95,789     111,754
  275,000             66,738      88,984     111,230     133,476     155,723
  350,000             85,582     114,109     142,637     171,164     199,691
  425,000            104,426     139,234     174,043     208,851     243,660
  500,000            123,269     164,359     205,449     246,539     287,629
----------------------------------------------------------------------------

     The five executive officers named in the Summary Compensation Table participate on the same basis as other salaried employees in the non-contributory Modine Pension and Disability Plan for Salaried Employees. Because the Company's contributions to the plan are actuarially based on all eligible salaried employees and are not allocated to individual employee accounts, expenses for a specific person cannot readily be separately or individually calculated.

Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years preceding retirement and on years of service. Applicable earnings include salary, bonuses, and any deferred amount under the Modine Tax Saver (401(k)) Plan or, since January 1, 1999, the Modine 401(k) Retirement Plan. They are approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis. A minimum of five years of service is required for eligibility. The principal benefit under the plan is a lifetime monthly benefit for the joint lives of participants and their spouses based on the employee's earnings and period of employment, and is not subject to offset by Social Security benefits. Employees can retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred, or other early retirement benefits depending on age and years of service upon retirement or termination. In addition, an employee who has reached age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if not retired at the time of election.

     Assuming continued employment until age sixty-five, the estimated credited years of service under the plan for Messrs. Johnson, Rayburn, Baker, Howard, and Frangopoulos are twenty-eight, twenty-two, twenty-five, thirty-nine, and twenty-eight years, respectively.

     Pension benefits under the plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto. To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid from general operating funds of the Company.

     Employees, including officers, may also qualify for long-term disability payments of approximately sixty percent of their base salary, up to a maximum of $15,000 per month, if they become disabled.


Employment Agreements, Termination
and Change-of-Control Arrangements
----------------------------------

     The Company entered into an employment contract effective October 16, 1996, with Mr. D. R. Johnson covering his employment for a two-year term; the change-of-control provisions were amended May 20, 1999. The contract is automatically extended annually for an additional year so that the remaining contract term is between one and two years, unless notice is given by either party to the contrary. This contract provides for a minimum annual salary equal to that paid the past fiscal year to Mr. Johnson plus bonus participation. Mr. Johnson will continue to receive all employee benefits, plus supplements to his retirement pension and 401(k) benefits designed to provide him with benefits which otherwise are reduced by statutory limitations on qualified benefit plans. In the event of disability, salary continuation is provided at a level of one hundred percent for the first twelve months and up to sixty percent thereafter with no maximum dollar amount.

     In the event of a "Change-in-Control," as defined in the Agreement, as amended, at any time during the 24 months after a change in control occurs, if Mr. Johnson is terminated without "Good Cause" or if Mr. Johnson terminates the Agreement, a 36-month "Severance Period" is triggered during which Mr. Johnson is entitled to receive an amount equal to three times the greater of (a) the sum of his base salary and target bonus or (b) the sum of his five-year average base salary and five-year average actual bonus payable in a lump sum within 60 days after the date of termination of employment. Mr. Johnson will also receive an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated, plus applicable benefits and credited service for pension purposes for the 36-month period. In the event of Mr. Johnson's death, such amounts will be payable to his estate. Any stock options or stock awards will immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurs, and if payments made to Mr. Johnson are subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Johnson will be entitled to receive a lump-sum payment (the "Gross-up Payment"), sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the additional payment.

     Mr. D. B. Rayburn has a similar Change-in-Control Agreement on substantially the same terms and conditions as stated for Mr. Johnson. Mr. Rayburn's Agreement was entered into on May 20, 1999.

     As of February 26, 1997, the Company entered into change-in-control agreements (the "Change-in-Control Agreements") with the named executive officers (except Mr. Johnson and Mr. Rayburn) and certain other key employees.

     The Change-in-Control Agreements were amended and restated May 20, 1999. In the event of a "Change-in-Control," as defined in the Agreements, as amended and restated, certain key executives (including the named executive officers other than Mr. Johnson and Mr. Rayburn), if terminated by the Company for any reason other than "Good Cause," or if terminated by the executive for "Good Reason" within 24-months after the change in control occurs, or if terminated by the executive for any reason during the 13th month after the change in control, will trigger a 24-month "Severance Period" during which the executive is entitled to receive an amount equal to two times the greater of (a) the sum of his base salary and target bonus or (b) the sum of his five-year average base salary and five-year average actual bonus payable in a lump sum within 60 days after the date of termination of employment. The executive will also receive an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated, plus applicable benefits and credited service for pension purposes for the 24-month period. In the event of the executive's death, such amounts will be payable to his estate. Any stock option or stock awards will immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurs, and if payments made to the executive are subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a lump-sum payment (the "Gross-up Payment"), sufficient to cover the full cost of such excise taxes and the executive's federal, state and local income and employment taxes on the additional payment.

     One other key executive also has a Change-in-Control Agreement that was amended and restated on May 20, 1999. This agreement is substantially identical to the change-in-control agreements previously described for Mr. Johnson and Mr. Rayburn.

2.  1994 INCENTIVE COMPENSATION PLAN

     In January, 1994 the Board adopted, and the shareholders subsequently approved on July 20, 1994, the Company's 1994 Incentive Compensation Plan (the "Plan"). There are presently 1,517,100 shares of the Company's common stock authorized for issuance under the Plan.

     The Board is re-submitting the Plan for shareholder approval so that the award of stock-based and cash incentives to covered employees may continue to be structured so as to comply with the requirements of
Section 162(m) of the Internal Revenue Code of 1986. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (together, "Section 162(m)"), compensation paid to certain executive officers ("covered employees") in excess of $1 million is not deductible by the Company unless such compensation is performance-based, as defined by Section 162(m), and certain other requirements are met. If the Plan is not approved by the shareholders, the Compensation Committee will consider whether it is appropriate to take any alternate action or actions that would allow the Company to award annual incentives to covered employees that are fully deductible by the Company under the Internal Revenue Code.

     Because executive officers (who may also be members of the Board) are eligible to be designated as participants and to receive awards under the Plan, each of them has an interest in the adoption of this proposal.

Summary

     The following is a general description of the principal features of the Plan. It is qualified in its entirety by reference to the complete text of the Plan, which is attached to the proxy statement as Exhibit A and is incorporated herein by reference.

     Term.  The Plan was effective as of July 20, 1994.  The Plan has
     ----
no fixed expiration date; however, no stock options or other benefits included in the Plan may be granted after July 19, 2004. However, because the Committee will have discretion under the Plan to fix performance goals annually, current applicable law requires that the Plan be submitted to shareholders for approval every five years in order to continue to permit payment of incentives that qualify as performance-based compensation under Section 162(m).

     Administration.  The Plan is administered by a committee
     --------------
("Committee") of at least two outside directors (as defined under federal securities laws and Section 162(m)). The Committee has the exclusive authority to interpret, administer, and make determinations under the Plan, including the exclusive authority to select participants and approve incentive awards under the Plan.

     Eligible Participants.  Participation in the Plan is limited to
     ---------------------
key executives of the Company and/or its subsidiaries who are designated by the Committee as participants for a given performance period (a calendar year or other period designated by the Committee).

     As the participants in the Plan will be selected by the Committee and management in their discretion, it is not possible to indicate the number or names of positions or participants who may be eligible for awards or benefits under the Plan and no allocation or other determination has been made prospectively as to the types or amounts of awards or benefits that may be made. During 1998-1999, options to purchase 288,000 shares were granted to employees as a group, including 90,000 shares granted to current named executive officers as a group. In 1998-1999, no restricted stock awards were granted to current named executive officers or other employees. For additional information on cash bonuses, restricted stock awards, and stock options provided to the named executive officers, refer to the Summary Compensation Table on page 9 of this Proxy Statement, Footnote 3 on page 10, and the Option Grants in Last Fiscal Year Table on page 14.

     Approximately 90 executives are currently eligible to be selected by the Committee.

     Performance Criteria.  Under the Plan, the Committee may establish
     --------------------
one or more objective performance goals for each year (or other performance period), based on one or more of the following criteria as applied to the relevant business unit or units or to the Company as a whole, or to any combination thereof: Earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); free cash flow; return on assets (ROA); return on investment (ROI); return on sales (ROS); economic profit/economic value added (EP/EVA); earnings growth; sales growth; earnings per share growth; and stock price. The formulas may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

     The Committee may also establish target and maximum incentive award opportunities for the performance period for each participant and will establish the objective formula or standard that the Committee will use to determine the amount of incentive compensation that may be payable, to the extent that the performance goals are achieved. Appropriate adjustments may be made by the Committee in the foregoing to reflect the impact of acquisitions, divestitures, changes in accounting standards, or unusual or extraordinary events. These criteria apply to "covered employees" as defined in Section 162(m), which includes the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

     After the close of the performance period, the Committee will determine the extent to which the performance goal or goals have been achieved and incentive compensation that may be payable. The Committee then has discretion to approve awards as it deems appropriate up to these amounts; that is, the Committee may exercise its discretion to reduce, but not to increase, the incentive award or awards that would be payable on the basis of the level of performance achieved.


     The Plan provides that any one participant may receive no more than 150,000 shares in any one year. As discussed above, awards or benefits under these terms will be based on the Company's future performance. Accordingly, the amount of long-term incentive compensation to be paid in the future to the Company's current and future covered executives under these terms cannot be determined at this time, as actual amounts will depend on the size of such awards and on actual performance. For an understanding of the size and structure of these awards and benefits in the past, see the Summary Compensation Table on page 9 of this Proxy Statement, Footnote 3 on page 10, and the Option Grants in Last Fiscal Year Table on page 14. Additionally, the Officer Nomination and Compensation Committee Report on Executive Compensation on page 10 explains the Committee's current compensation philosophy and the current performance criteria used for establishing bonus, stock option, and restricted stock award compensation.

          Benefits.
          --------

     Stock-based or cash benefits ("Benefits") under the Plan may be granted, awarded, or paid in any one or a combination of Stock Purchase Agreements, Stock Awards, Stock Options (incentive stock options and non-qualified stock options), Stock Appreciation Rights, Restricted Stock, Performance Unit Plans, Performance Share Plans, Book Value Stock Plans, and annual Stock or Cash Incentive Plans.

     The Company may enter into agreements with employees for the present or future sale of shares to them at such prices as the Committee may determine. The shares subject to any such agreement may not be transferred to the employee (and the employee will have no ownership right therein) until payment has been received in full. Agreement may contain performance goals and restrictions on transferability for stated periods and/or provisions obligating the employee to resell his shares to the Company under stated circumstances. Such restrictions and obligations will normally lapse at stated intervals.

     Stock awards will consist of shares to employees as a bonus for services rendered and without other payment. It is anticipated that such awards will be subject to performance goals and restrictions on transferability for stated periods and/or forfeiture if the employee's employment with the Company terminates. Such restrictions and risk of forfeiture will normally lapse at stated intervals.

     Stock options will consist of options (either incentive stock options or non-qualified stock options) to purchase shares of common stock. The Compensation Committee will establish the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time. The option price or procedure for setting the option price shall be set by the Compensation Committee at the time of the granting of an option. For incentive stock options, the option price may not be less than the fair market value of the Company's stock on the date of grant. For non-qualified stock options, the option price may be less than, equal to, or greater than the fair market value of the Company's stock on the date of grant. However, options granted at less than fair market value may not qualify as performance-based compensation under Section 162(m) and might be partially or wholly non-deductible if exercised by individuals who are named executive officers in the Company's proxy statement for the taxable year of exercise. The Committee also has the authority to reset the price of any stock option after the original grant and before exercise. In the event of stock dividends, splits, and similar capital changes, the 1994 Plan provides for appropriate adjustments in the number of shares available for options and the number and option prices of shares subject to outstanding options. The term of a stock option will be determined by the Committee; however, an incentive stock option will have a term of no more than ten years from the date of the grant. Under certain circumstances, extensions or other modifications to outstanding options might result in disqualification of an option as performance-based compensation and loss of deductions if the individual is a named executive officer in the year in which the option is exercised. The purchase price of option shares may be paid in cash, Company stock, a combination of Company stock and cash, or such other legal and appropriate forms or means that the Committee may determine. For non-qualified options, the option holder must also pay the Company, at the time of purchase, the amount of federal, state and local withholding taxes required to be withheld by the Company. These taxes may be settled in cash or with Company stock, including stock that is part of the award or that is received upon exercise of the stock option that gives rise to the withholding requirement. Shares of the Company's common stock also may be used by participants for payment of the option price or satisfaction of withholding tax obligations. The Plan also permits other forms of payment if authorized by the Board and consistent with applicable law and regulations.

     Stock appreciation rights may be granted under the Plan with respect to options granted concurrently or previously under the Plan. Each stock appreciation right will permit the holder thereof to receive up to 100%, or such lesser amount as set by the Committee, of the difference between the market price (on the date of exercise) of the shares to which it relates and the option price thereof. A stock appreciation right will be exercisable at the time and to the extent the option to which it relates is exercisable. Holders of stock appreciation rights will be permitted to exercise the right or the related option, but not both. Upon exercise, rights will be paid in common stock of the Company or cash, or a combination thereof, as determined by the Committee. Any exercise will reduce the shares issuable under the Plan under which the related option was granted by the number of shares with respect to which the right is exercised, even if payment is made partly or wholly in cash.

     Restricted stock may be subject to performance goals and becomes vested in approximately equal installments over a period of time specified from the date of grant thereof, with each such installment to mature annually. Each installment becomes vested only if earned out by the recipient by meeting the specified goals and remaining in the employment of the Company, subject to certain exceptions.

     A Performance Unit Plan will provide for units, contingently granted, which entitle the employee to cash payments or their equivalent in shares of stock valued at the time of the grant (i.e., the unit value remains constant and does not fluctuate with changes in the market value of the stock), if predetermined objectives are met.

     A Performance Share Plan will provide for artificial shares, contingently granted, which entitle the employee to actual shares of common stock or their cash equivalent at the time of payment (i.e., the unit value may appreciate or decline depending on future market value of the stock), if predetermined objectives are achieved.

     A Book Value Stock Plan will permit the employee to purchase shares of common stock at book value. Such "book value" stock may be required to be resold to the Company upon termination of the employment relationship, or at other specified times at the then-book value of the stock. On March 31, 1999, the book value of the Company's common stock was $15.35 per share.

     An annual Stock or Cash Incentive Plan will allow the employee to receive, in addition to the employee's base salary, annual stock or cash bonuses (portions of which may be paid quarterly over the course of the fiscal year) based upon objective performance goals and the financial performance of the Company.

     As of March 31, 1999, the closing price of the Company's common stock as reported on NASDAQ was $28.0625 per share.

     Federal Income Tax Consequences Relating to the Plan
     ----------------------------------------------------

     The federal income tax consequences of an employee's participation in the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to stock based compensation.

          Incentive Stock Options
          -----------------------

     If an option granted under the Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

     If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date of the grant of such option or within one year after transfer of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain, and in such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the purchase price, or (2) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

     The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

     In general, there will be no federal tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is now allowed under the Code.

          Non-qualified Stock Options
          ---------------------------

     Non-qualified stock options granted under the Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding.

     The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not disallowed under the Code.

          Stock Appreciation Rights
          -------------------------

     No income will be recognized by the recipient of a stock appreciation right until shares representing the amount of the appreciation or the cash equivalent, if so elected, are transferred to the recipient pursuant to the exercise of the right. The amount of such income will be equal to the fair market value of such shares on the exercise date (or the cash equivalent), and will be ordinary income. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction at the same time and in the same amount as the employee realizes ordinary income as a result of the exercise of the right.

          Stock Awards
          ------------

     Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in any amount equal to the compensation realized by the employee.

          Performance Unit Awards
          -----------------------

     The grant of a performance unit award generally will result in taxable income to the employee on the earlier of actual receipt of compensation pursuant to the award or when such compensation is credited to the employee's account, or set apart, or otherwise made available. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     Tax Deduction.  The Company will be entitled to a deduction for
     -------------
federal income tax purposes at the same time the participant recognizes ordinary income under the rules described above. Under Section 162(m) of the Code, there is a one million dollar cap on the amount of compensation paid to certain executives ("covered employees") and that may be deducted by the Company. However, excluded from the one million dollar deduction limitation are certain shareholder approved performance-based compensation plans, provided certain conditions are met. Tax deductions resulting from the receipt of benefits granted by the Committee under the Plan are intended to qualify for the exclusion.

     Other Provisions.  In the event of a change in control, as defined
     ----------------
and determined by the Committee, the Committee may deem all or part of any incentive award opportunities to have been earned and/or may waive or modify all or any part of any restrictions or conditions, all on such basis as the Committee determines, and incentive awards may then be paid, all on such basis, at such time, in such form, and subject to such terms and conditions as the Committee may prescribe. During the participant's lifetime, payments or distributions under the Plan may be received only by the participant or his or her legal representative. Shares of Restricted Stock during the applicable restriction period, other derivative securities, rights to receive deferral payments and any other rights or benefits under the Plan are not transferable or assignable other than certain limited transfers on the participant's death. The shares available under the Plan and the terms of incentive award opportunities, are subject to adjustment to reflect certain changes in the Company's Stock. The Plan also provides for tax withholdings and for non-uniform determinations by the Committee, and also permits the Committee to accelerate the time at which all or any part of cash bonus or stock awards may be exercised or the time when all or any part of deferrals and/or derivative securities will be paid and permits the Company and its subsidiaries to compensate any key executives and/or employees under separate bonus or incentive plans or other compensation arrangements outside of the Plan.

     The Board of Directors or the Committee can amend the Plan from time to time; however, certain amendments to the material terms of the Plan would require shareholder approval for purposes of qualifying payments under the Plan under Section 162(m) of the Code. The Plan can be terminated or suspended at any time by the Board of Directors or the Committee.

     The Board of Directors recommends that shareholders vote FOR re-approval of the 1994 Incentive Compensation Plan.

     The affirmative vote of a majority of the votes cast by the shareholders is required for re-approval of the Plan.


TRANSACTIONS

     In the regular course of business since April 1, 1998, the Company has had transactions with corporations or other firms of which certain non-employee directors are executive officers or otherwise principally involved. Such transactions were in the ordinary course of business and at competitive prices and terms. The Company does not consider the amounts involved to be material. The Company anticipates that similar transactions will occur in fiscal year 1999-2000.


OTHER INFORMATION

Independent Accountants
-----------------------

     PricewaterhouseCoopers LLP have been the independent certified public accountants since 1935 and were selected as the Company's auditors for the fiscal year ended March 31, 1999. They are appointed by the Board of Directors of the Company and report to the Audit Committee. A representative of PricewaterhouseCoopers LLP will not be attending the 1999 Annual Meeting of Shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the period April 1, 1998, to March 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.


ADDITIONAL MATTERS

     The Board of Directors is not aware of any other matters that will be presented for action at the 1999 annual meeting. Should any additional matters come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 2000

     If a shareholder wishes to present a proposal for consideration at next year's Annual Meeting of Shareholders, such proposal must be received at Modine's offices on or before February 5, 2000.


ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended March 31, 1999, is enclosed.


                                             W. E. PAVLICK, Secretary

                               EXHIBIT A

                     MODINE MANUFACTURING COMPANY
                   1994 INCENTIVE COMPENSATION PLAN

                     (as amended January 15, 1997)
                     (as amended January 21, 1998)

     1. PURPOSE. The Modine Manufacturing Company 1994 Incentive Compensation Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of Modine Manufacturing Company (the "Company") and its majority owned subsidiaries by providing them with opportunities to acquire Common Stock of the Company ("Common Stock") , receive monetary payments based on the value of such shares pursuant to the stock-based benefits ("Benefits") described herein, or receive cash or Common Stock bonuses upon attainment of specified financial goals of the Company.

     2. ADMINISTRATION.

        (a) Procedure.  The Board  of Directors of the Company  shall
            ---------
supervise and administer the Plan. Any questions of interpretation of the Plan or of any Benefits issued under it shall be determined by the Board and such determination shall be final and binding upon all persons.

        (b) Committee.  Any or all powers and discretion vested in the
            ---------
Board under this Plan may be exercised by a committee of at least two directors (the "Committee") authorized by the Board to do so. Composition of the Committee is intended to satisfy the requirements of Rule 16 b-3 of the Securities and Exchange Act of 1934 (the "Exchange Act") and Section 162(m) of the Internal Revenue Code. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members.

        (c) Powers of the Board.  Subject to the provisions of the
            -------------------
Plan, the Board shall have the authority, in its discretion: (i) to grant or award Benefits under the Plan; (ii) to determine, in accordance with the provisions of the Plan, the fair market value of the Common Stock; (iii) to determine, in accordance with the provisions of the Plan, the exercise price per share of options to be granted;
(iv) to determine the employees to whom, and the time or times at which, options or other Benefits shall be granted and the number of shares to be represented by each option or other Benefit; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each option or other Benefit granted or awarded (which need not be identical) and, with the consent of the holder thereof, modify or amend each option or other Benefit; (viii) to reduce the exercise price per share of outstanding and unexercised options; (ix) to accelerate or defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant or award of an option or other Benefit; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

        (d) Effect of Decisions.  All decisions, determinations, and
            -------------------
interpretations of the Board, or the Committee, as the case may be, shall be final and binding on all participants and any other holders of any Benefits granted or awarded under the Plan.

        (e) Section 16 Compliance.  With respect to persons subject to
            ---------------------
Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. In addition, to the extent a participant (who is also a Reporting Person under Rule 16b-3 or its successors) engages in an opposite-way transaction within six months that jeopardizes the exemption, it shall be deemed null and void.

     3. PARTICIPANTS; GENERAL TERMS AND CONDITIONS.

        (a) Employees.  Participants will consist of such key employees
            ---------
(including officers) of the Company or any or all of its present or future majority owned subsidiaries as the Board of Directors in its sole discretion determines to be mainly responsible for the success and future growth and profitability of the Company and whom the Board of Directors may designate from time to time to receive Benefits under the Plan. Benefits may be granted under this Plan to persons who have received options or other Benefits under this or other plans of the Company.

        (b) Maximum Number.  The maximum number of shares with respect
            --------------
to which a Benefit may be granted or awarded to any participant in any one year of the Company shall not exceed one hundred fifty thousand (150,000) shares.

        (c) General Terms and Conditions.  The Committee shall
            ----------------------------
determine the time or times at which Benefits shall be granted or awarded, the number of Benefits granted or awarded (subject to the limitation of this Section 3(b) above), and such other terms and conditions of the Benefits in addition to those set forth in this Plan which comply with applicable Internal Revenue Service, Securities and Exchange Commission, or other laws and regulations, all as the Committee deems appropriate.

     4. BENEFITS.

        (a) Types.  Benefits under the Plan may be granted in any one
            -----
or a combination of:

            (1) Stock Purchase Agreements.  Stock Purchase Agreements
                -------------------------
will consist of agreements for the present or future sale of Common

Stock by the Company to a participant at such prices and on such terms and conditions as the Board or Committee deems appropriate.

            (2) Stock Awards or Bonuses.  Stock Awards or Bonuses will
                -----------------------
consist of shares of Common Stock transferred to participants with or without other payment therefor as a bonus for services rendered or to be rendered to the Company and its majority owned subsidiaries.

            (3) Stock Options (incentive stock options and
                ------------------------------------------
                non-qualified stock options with or without tax offset
                ------------------------------------------------------
                bonuses and discounted stock options):
                -------------------------------------

                (i)  Exercise Price.  Stock Options will consist of
                     --------------
options to purchase shares of Common Stock at purchase prices determined by the Board or Committee at the date such option is granted. Except regarding Incentive Stock Options, such option price may be less than the fair market value of Common Stock on the date of grant, but in no event shall the option price be less than the par value of the shares. The fair market value shall be the closing price per share of Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System on the date of grant. If the Common Stock ceases to be listed on the NASDAQ National Market System, the Board or Committee shall designate an alternative method of determining the fair market value of the Common Stock.

                (ii)  Term.  Such options will be exercisable not later
                      ----
than ten years after the date they are granted and will terminate not later than three years after termination of employment for any reason other than death.

            (4) Stock Appreciation Rights:  Stock Appreciation Rights,
                -------------------------
granted in conjunction with a stock option, will consist of rights to receive an amount equal to the appreciation in fair market value since the date of grant in lieu of exercising the corresponding stock option.

            (5) Restricted Stock:  Restricted Stock will consist of
                ----------------
shares of Common Stock which are transferred to the participant but which carry restrictions such as a prohibition against disposition or an option to repurchase in the event of employment termination, and may be subject to a substantial risk of forfeiture. Shares of Restricted Stock may be granted to the participant at no charge, or they may be sold to the participant. Restrictions on the shares of stock may lapse over a period of time. As the restrictions lapse, the participant has
unrestricted shares which then may be sold or transferred.   If,
however, the restrictions are violated prior to their lapse, those shares still subject to such restrictions are forfeited by the participant, and must be returned to the Company.

            (6) Performance Unit Plans:  A Performance Unit Plan will
                ----------------------
provide for units, contingently granted, which entitle the participant to cash payments or their equivalent in shares of stock valued at the time of the grant (i.e., the unit value remains constant and does not fluctuate with changes in the market value of the stock), if predetermined objectives are met.

            (7) Performance Share Plans:  A Performance Share Plan will
                -----------------------
provide for artificial shares, contingently granted, which entitle the participant to actual shares of Common Stock or their cash equivalent at the time of payment (i.e., the unit value may appreciate or decline depending on future market value of the stock), if predetermined objectives are achieved.

            (8) Book Value Stock Plans:  A Book Value Stock Plan will
                ----------------------
permit the participant to purchase shares of Common Stock at book value. Such "book value" stock may be required to be resold to the Company upon termination of the employment relationship, or at other specified times at the then book value of the stock.

            (9) Annual Stock or Cash Incentive Plans.  An annual Stock
                ------------------------------------
or Cash Incentive Plan will allow the participant to receive, in addition to the participant's base salary, annual stock or cash bonuses (portions of which may be paid quarterly over the course of the fiscal year) based upon the financial performance of the Company. The performance measurement for the stock or cash bonus will be determined by the Board or Committee. The maximum annual formula award may be fixed at up to one hundred twenty percent of the participant's base salary with the Board or Committee designating the percentage level of participation and maximum bonus for each officer of the Company while management designates the percentage level of participation and maximum bonus for other participants. The Board or Committee will determine whether the bonuses will be payable to participants in stock or cash or a combination of stock and cash.

        (b) Written Agreement.  Each grant or award of a Benefit shall
            -----------------
be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law and shall be signed by an officer of the Company and the participant.

    5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of three million (3,000,000) shares of Common Stock (except as supplemented hereinafter provided in Section 8), $0.625 par value, which may be newly-issued shares, authorized but heretofore unissued shares or shares reacquired by the Company, including shares purchased on the open market. Any shares subject to the options, rights, agreements, plans, or awards as described hereinafter or issued under such options, rights, agreements, plans, or awards may thereafter be subject to new options, rights, agreements, plans or awards under this Plan if there is a lapse, expiration or termination of any such options, rights, agreements, plans or awards prior to issuance of the shares or payment of the equivalent or if shares are issued under such options, rights, agreements, plans, or awards, and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof; provided, however, issued shares reacquired by the Company may only be subject to new options, rights, agreements, plans, or awards if the participant received no benefit of ownership from the shares.

    6. FORM OF PAYMENT. Payments required, if any, upon a participant's exercise of Benefits under the Plan may be made in the form of: (a) cash; (b) Company stock; (c) a combination of Company stock and cash; or (d) such other forms or means which the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and applicable Internal Revenue Service, Securities and Exchange Commission, or other laws or regulations.

    7. WITHHOLDING TAXES. No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Benefit under the Plan or with respect to any exercise of any stock option granted under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld. Such withholding obligations may be settled with Common Stock, including Common Stock that is part of the award or that is received upon the exercise of the stock option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Company may establish such procedures as it deems appropriate, including the making of irrevocable elections or the timing of the use of Common Stock, for the settlement of its withholding obligations.

    8.  ADJUSTMENT PROVISIONS.

        (a) Changes in Capitalization. If the Company shall at any time
            -------------------------
change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Benefit shall not be changed.

        (b) Reorganization, Sale, etc.  Benefits may also contain
            --------------------------
provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation, or similar occurrences.

            (1) Substitutions and Assumptions.  If the Company acquires
                -----------------------------
an entity which has issued and outstanding stock options or other rights, the Company may substitute stock options or rights for options or rights of such entity, including options or other rights to acquire stock at less than 100% of the fair market price of the stock at grant. The number and kind of such stock options and other rights shall be determined by the Committee and the total number of shares reserved for issuance under this Plan shall be appropriately adjusted consistent with such determination and in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the

Benefits granted to, or available for, present or future participants of this Plan. The number of shares reserved for issuance pursuant to
Section 5 may be increased by the corresponding number of options or other benefits assumed and, in the case of a substitution, by the net increase in the number of shares subject to options or other benefits before and after the substitution.

    9. NONTRANSFERABILITY. Benefits (other than non-qualified stock options) granted under the Plan to an employee shall not be transferable by the participant otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and shall be exercisable, during the participant's lifetime, only by the participant; non-qualified stock options granted under the Plan to a participant may be assignable or transferable by the participant to or for the benefit of a member of the participant's family. In the event of the death of a participant during employment or prior to the termination of any Benefit held by the participant hereunder, each Benefit theretofore granted to the participant shall be exercisable or payable to the extent provided therein but not later than one year after the participant's death (and not beyond the stated duration of the Benefit). Any such exercise or payment shall be made only:

        (a) By or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Benefit shall pass by will or the laws of descent and distribution; and

        (b) To the extent, if any, that the deceased participant was entitled at the date of the participant's death.

    10. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Board or Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Stock under such Benefits, provisions to assist the participant in financing the acquisition of Common Stock, provisions for prepayment at the participant's election of the purchase price of Common Stock under such Benefits, provisions for the forfeiture of, or restrictions on resale or other disposition of shares acquired under such Benefits, provisions giving the Company the right to repurchase shares acquired under any form of Benefit in the event the participant elects to dispose of such shares, provisions to comply with federal and state tax or securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan or written agreement.

    11. TENURE. A participant's right, if any, to continue to serve the Company and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by designation as a participant under the Plan.

    12. EMPLOYEES IN FOREIGN COUNTRIES. The Board or Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its subsidiaries may operate to assure the viability of the Benefits granted or awarded to employees employed in such countries and to meet the objectives of the Plan.

    13. DURATION, AMENDMENT AND TERMINATION. No Benefit shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any Benefit granted within such period may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, or under any future plan of the Company, Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted such participant under this Plan, or any benefit previously or thereafter granted to him under any future plan of the Company. The Board or Committee may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) increase the total number of shares which may be issued under the Plan or increase the amount or type of Benefits that may be granted under the Plan; (ii) change the minimum purchase price, if any, of shares of Common stock which may be made subject to Benefits under the Plan; or (iii) modify the requirements as to eligibility for Benefits under the Plan.

     14. UNFUNDED STATUS OF PLAN. It is presently intended that the Plan constitute an "unfunded" plan for incentive compensation. The Board or Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Board or Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

    15. SHAREHOLDER APPROVAL. The Plan has been adopted by the Board of Directors on March 15, 1994, and shall be effective upon approval by the shareholders of the Company. Such adoption shall be null and void if shareholder approval is not obtained within twelve months of the adoption of the Plan by the Board of Directors.

                                   APPENDIX

Annual Meeting of Stockholders
Wednesday, July 21, 1999
9:30 a.m. CDT
Modine Manufacturing Company                Modine shareholders can build
1500 DeKoven Avenue                         their investments in Modine
Racine, Wisconsin  53403                    through a no-cost plan for
                                            automatically reinvesting
                                            dividends and making additional
                                            cash purchases of Modine stock.
                                            Systematic investments can be
                                            established for your account
                                            by authorizing direct deductions
                                            from your bank account on a
                                            monthly basis. To receive plan
                                            material and enrollment
                                            information, call 800-813-3324.
                                            The Modine Manufacturing Company
                                            Dividend Reinvestment and Direct
                                            Stock Purchase Plan is
                                            administered by the company's
                                            transfer agent, Norwest Shareowner
                                            Services, 800-468-9716.


Modine Manufacturing Company
1500 DeKoven Avenue, Racine, Wisconsin  53403-2552                  proxy
------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints D. R. Johnson and W. E. Pavlick, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Modine Manufacturing Company to be held at the corporate offices of Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403 on the 21st day of July, 1999 at 9:30 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement. The Board of Directors does not know of any other business that may be presented for consideration at the Annual Meeting. If any other business should properly come before the Meeting, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The tabulator cannot vote your shares unless you sign, date and return this proxy card.


                            See reverse side

       Modine Manufacturing Company 401(k) Retirement Plan
  Voting Instructions to Trustee Marshall & Ilsley Trust Company for
                 the Annual Meeting of Shareholders

As a participant in the Modine Manufacturing Company 401(k) Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Modine Manufacturing Company Common Stock allocated to your account at the Annual Meeting of Shareholders or at any and all adjournments or postponements of the Annual Meeting. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope. If your card is not received at least five days prior to the Annual Meeting, or if you do not return this card, shares held in your account for which a proxy is not received will be voted by the Trustee in its own discretion and in accordance with ERISA.

  Modine Manufacturing Company Contributory Employee Stock Ownership
                        and Investment Plan
  Voting Instructions to Trustee Marshall & Ilsley Trust Company for
                  the Annual Meeting of Shareholders

As a participant in the Modine Manufacturing Company Contributory Employee Stock Ownership and Investment Plan, you have the right to vote certain shares of Modine Manufacturing Company Common Stock allocated to your account at the Annual Meeting or at any and all adjournments or postponements of the Annual Meeting. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope. If you do not return this card, shares held in your account for which a proxy is not received will be voted by the Trustee in the same proportion as votes actually cast by plan participants.

          Modine Subsidiaries 401(k) Defined Contribution Plan
  Voting Instructions to Trustee New York Life Trust Company for the
                     Annual Meeting of Shareholders

As a participant in the Modine Subsidiaries 401(k) Defined Contribution Plan, you have the right to vote certain shares of Modine Manufacturing Company Common Stock allocated to your account at the Annual Meeting or at any and all adjournments or postponements of the Annual Meeting. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope. If you sign without otherwise marking the proxy, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, the extent of New York Life Trust Company's authority to vote your securities in the absence of your instructions, as directed by the Administrative Fiduciary, is that securities for which no voting instructions have been given shall be voted in the same proportion as the vote of proxies returned.

                           Please fold here

       The Board of Directors Recommends a Vote FOR Items 1 and 2

1.   Election of Directors:   01  Vincent L. Martin     / /  Vote FOR all nominees listed        / / WITHHOLD
                              02  Richard T. Savage          (except as marked contrary below)       Authority
                              03  Marsha C. Williams
                                                                              ------------------------
(Instructions:  To withhold authority to vote for any indicated nominee,     /                        /
write the number(s) of the nominee(s) in the box provided to the right.)     /                        /
                                                                              ------------------------
2.   Re-approval of 1994 Incentive Compensation Plan     / /  For  / /  Against   / / Abstain

* NOTE * To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE BOTED AS DIRECTOR OR, IF
NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  / /
Indicate changes below:                      Date                , 1999
                                                  ---------------

                                                ------------------------------
                                               /                              /
                                               /                              /
                                                ------------------------------
                                                Signature(s) in Box
                                                Please sign exactly as your name(s) appear
                                                on Proxy. If held in joint tenancy, all
                                                persons must sign. Trustees, administrators,
                                                etc., should include title and authority.
                                                Corporations should provide full name of
                                                corporation and title of authorized officer
                                                signing the proxy.